Exhibit 99.1

Evergreen Energy Inc. and TXU Sign Letter of Intent
to Test Innovative Coal Technology

Cleaner coal technology designed to increase efficiency and reduce
CO2 and other emissions from coal-fueled power plants

DENVER, January 31, 2007 -Evergreen Energy Inc. (NYSE Arca: EEE) and TXU Generation Development Company LLC, a subsidiary of TXU Corp., have signed a letter of intent for detailed engineering, design integration and tests of the K-Direct coal refining process.

Should the results from the engineering, design and testing be successful, the companies could enter into one or more definitive agreements for the construction of K-Direct coal refineries at new or existing TXU power plants. The companies have agreed not to disclose more specific terms of the transaction until they sign a definitive agreement.

K-Fuel® refined coal results from an advanced process that is designed to improve the heating value and lower the emissions per kilowatt-hour produced from sub-bituminous and lignite coals. The coal could be refined at the mine or at K-Direct coal refineries situated alongside existing or new coal-fueled power plants.

The two companies are now evaluating process compatibility, design options, project costs, schedules and the detailed results from tests of K-Fuel® refined coal processed from Texas lignite at Evergreen’s Gillette, Wyoming coal refinery.

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“TXU is setting a new environmental benchmark, raising the standard for both existing and planned coal-fueled plants,” said Mark Sexton, chairman and CEO of Evergreen. “We are pleased that K-Direct coal refineries are part of the trend toward cleaner coal solutions. While many clean energy solutions for coal-fueled power plants remain commercially unproven and are several years away, we believe that K-Direct’s process could work well with TXU’s existing and planned coal plants. TXU’s efforts to lead the nation by using coal for power generation in an environmentally and economically responsible manner are commendable,” added Sexton.

“This is another example of our ongoing efforts to investigate, develop and commercialize technologies to reduce emissions,” said Mike Childers, CEO of TXU Generation Development. “Our work with Evergreen Energy in evaluating the K-Direct coal refining process is another important addition to this effort.”

The K-Direct coal refineries are designed to better and more efficiently reduce emissions, lower fuel consumption, and capture efficiencies of scale by using shared or common facilities.

Evergreen & K-Direct Background
Using a proprietary process involving steam and pressure, Evergreen Energy refines a wide range of sub-bituminous and lignite coals into K-Fuel®, a more efficient coal that provides more energy with lower emissions and improves the performance of post-combustion emission control technologies.

Under the K-Fuel® process, a K-Direct refinery, located next to an existing power generating station, uses the station’s secondary steam as a power source, and returns large amounts of water produced by the K-Fuel® refinement process.

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January 31, 2007 - Page 3

For example, when compared to raw coal from Wyoming’s Powder River Basin, K-Fuel® has approximately 30 percent more Btu’s per pound with an approximate 70 percent reduction in mercury, and upon combustion significant reductions in sulfur dioxide, nitrous oxides and carbon dioxide on a “per kilowatt-hour generated” basis. Results will vary depending on the type and source of the coal.

About Evergreen Energy Inc.
Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Contacts:
For Evergreen Energy

Analysts and Investors                  Media and Public Affairs
Karli Anderson                               Paul Jacobson
Director, Investor Relations           VP, Corporate Communications
303.293-2992                                   303-293-2992